UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K/A

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 18, 2008

XERIUM TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32498	42-1558674
(State or other jurisdiction of of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

14101 Capital Boulevard, Youngsville, North Carolina 27596

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (919) 556-7235

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This current report Form 8-K/A amends the disclosure under Item 2.06 made in the current report on Form 8-K (the “Original Report”) filed by Xerium Technologies, Inc. (the “Company”) on March 18, 2008; no other changes are made to the Original Report.

Item 2.06	Material Impairments

In the Original Report, the Company disclosed that in connection with the Company’s annual assessment of goodwill in accordance with Statement of Financial Accounting Standards No. 142 (“SFAS No. 142”) and in connection with the preparation of its annual financial statements to be included in its annual report on Form 10-K for the year ended December 31, 2007, on March 17, 2008 the Company concluded that an impairment of the goodwill of its roll covers segment may exist. The Original Report further disclosed that while the Company expected that an impairment did exist, in order to determine if such an impairment did in fact exist and, if so, the amount of the impairment the Company had to complete an analysis of the fair value of the fixed assets and intangible assets of its roll covers segment and had determined in good faith that it could not make a reasonable estimate of the amount of the impairment, if any, at that time.

As reported in the Company’s annual report on Form 10-K for the year ended December 31, 2007 (the “2007 10-K”) filed today, April 8, 2008, the Company recorded a non-cash charge for goodwill impairment of $185.3 million (and a related tax benefit of $18.3 million) related to its roll covers segment as of December 31, 2007 based on assessments performed as of such date. The Company determined the amount of the impairment on April 2, 2008 following the completion of the assessments described below.

The Company accounts for acquired goodwill and goodwill impairment in accordance with SFAS No. 142. This pronouncement requires considerable judgment in the valuation of acquired goodwill and the ongoing evaluation of goodwill impairment. The Company performs an annual test for goodwill impairment as of December 31st at the business segment level. The Company has two business segments: clothing and roll covers. When the Company’s business was acquired in 1999, more than 80% of the goodwill was assigned to the roll covers segment based on relative fair values at the date of acquisition. As reported in the 2007 10-K, in 2007, segment earnings were $104 million for the clothing segment and $54 million for the roll covers segment.

Goodwill impairment testing is a two-step process. Step 1 involves comparing the fair value of the Company’s reporting unit to its carrying amount. If the fair value of the reporting unit is greater than its carrying amount, there is no impairment. If the reporting unit carrying amount is greater than the fair value then the second step must be completed to measure the amount of impairment, if any. Step 2 calculates the implied fair value of goodwill by deducting the fair value of all tangible and intangible assets, excluding goodwill, of the reporting unit from the fair value of the reporting unit as determined in Step 1. The implied fair value of goodwill determined in this step is compared to the carrying value of goodwill. If the implied fair value of goodwill is less than the carrying value of goodwill, an impairment loss is recognized equal to the difference.

For the purpose of performing the annual impairment test the Company allocates all shared assets and liabilities to the business segments based upon the percentage of each segment’s revenue to total revenue. Shared expenses are allocated to each segment to the extent necessary to allow them to operate as independent businesses. Fair value was determined by using a weighted combination of both a market multiple approach and an income approach. The market multiple approach utilizes the Company’s proprietary information to determine measures that are used to value its business segments. The income approach is a present value technique used to measure the fair value of future cash flows produced by each business segment. Determining the fair value of a business segment or an indefinite-lived purchased intangible asset is judgmental in nature and requires the use of significant estimates and assumptions, including revenue growth rates and operating margins, discount rates and future market conditions, among others. The Company believes that the assumptions and rates used in its annual impairment test under SFAS No. 142 are reasonable, but inherently uncertain.

Step 1 of the process indicated that the fair value of the net assets of the roll covers segment was $69.3 million less than their carrying value as of December 31, 2007. This was due to both expectations of lower profitability and the increased carrying value of the net assets of the roll covers segment, primarily attributable to currency translation effects thereon. Based on the Step 1 result, the Company proceeded with Step 2. Based on the increase in fair value of tangible and intangible assets over book value of $116 million as determined in Step 2, an aggregate impairment of $185.3 million was recorded. There was no goodwill impairment recorded for the clothing segment during the year ended December 31, 2007.

The Company does not expect that the impairment of the goodwill of the roll covers segment as of December 31, 2007 will result in future cash expenditures.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XERIUM TECHNOLOGIES, INC.

Date: April 8, 2008	By:	/S/ Michael P. O’Donnell
	Name:	Michael P. O’Donnell
	Title:	Chief Financial Officer